Exhibit 2.1
Execution Version

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
(Permian Gathering System Assets)
by and among
Delek Big Spring South Mainline, LLC,
Delek Permian Gathering, LLC,
Delek Big Spring North Gathering, LLC,
Delek Big Spring Gathering, LLC,
DKL Permian Gathering, LLC,
and
Delek Logistics Partners, LP,
and solely for the purposes of Article VIII,
Delek US Holdings, Inc.
Dated as of March 31, 2020

TABLE OF CONTENTS
ARTICLE I DEFINED TERMS 2
1.1Defined Terms    2
ARTICLE II TRANSFER OF ASSETS AND AGGREGATE CONSIDERATION 10
2.1Contribution    10
2.2Transferred Assets    10
2.3Excluded Assets    12
2.4Assumed Liabilities; Excluded Liabilities    12
2.5Consideration    13
ARTICLE III CLOSING 13
3.1Closing    13
3.2Deliveries by the Contributors    13
3.3Deliveries by the Partnership Parties    15
3.4Prorations; Closing Costs.    15
3.5Allocation of Total Consideration    16
3.6Reimbursement    16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS17
4.1Organization    17
4.2Authorization    17
4.3No Conflicts or Violations; No Consents or Approvals Required    17
4.4Absence of Litigation    18
4.5Bankruptcy    18
4.6Brokers and Finders    18
4.7Title to Transferred Assets    18
4.8Real Property    18
4.9Permits    21
4.10Condition of Transferred Assets; Sufficiency of Transferred Assets    21
4.11Compliance with Applicable Law    21
4.12Compliance with Environmental Law    21
4.13Transferred Contracts    22
4.14Taxes    22
4.15Connection Agreements    22
4.16Accredited Investor    22
4.17Conflicts Committee Matters    23
4.18WAIVERS AND DISCLAIMERS    23
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES 24
5.1Organization    24
5.2Authorization    24
5.3No Conflicts or Violations; No Consents or Approvals Required    24
5.4Absence of Litigation    25
5.5Brokers and Finders    25
5.6Delivery of Fairness Opinion    25
5.7Issuance of New Common Units    25

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5.8New Common Units Listed    25
ARTICLE VI COVENANTS 26
6.1Further Assurances    26
6.2Tax Matters    26
6.3Cooperation for Litigation and Other Actions    26
6.4Retention of and Access to Books and Records    27
6.5Delayed Assets    27
6.6Bulk Sales Laws    28
6.7Reimbursement of Certain Capital Expenditures    28
ARTICLE VII INDEMNIFICATION 29
7.1Indemnification of DKL PG and the Contributors    29
7.2Defense of Third-Party Claims    29
7.3Direct Claims    30
7.4Limitations    31
7.5Payments    31
7.6Tax Related Adjustments    32
7.7Effect of Investigation    32
ARTICLE VIII LIMITED GUARANTY 32
8.1Limited Guaranty by Delek US    32
ARTICLE IX MISCELLANEOUS 32
9.1Expenses    32
9.2Notices    32
9.3Severability    33
9.4Governing Law    34
9.5Arbitration Provision    34
9.6Confidentiality    34
9.7Parties in Interest    36
9.8Assignment of Agreement    36
9.9Counterparts    36
9.10Integration    36
9.11Amendment; Waiver    36
9.12Survival of Representations and Warranties and Covenants.    36
ARTICLE X INTERPRETATION 37
10.1Interpretation    37
10.2References, Gender, Number    38

SCHEDULES
Schedule 1.1(a)    Description of DPG System
Schedule 1.1(b)    DPG System Specified Assets
Schedule 2.2(c)    Transferred Contracts
Schedule 2.2(d)    Easements
Schedule 2.4(b)    Excluded Liabilities
Schedule 3.2(f)    Consents
Schedule 4.3    No Conflicts
Schedule 4.4    Litigation

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Schedule 4.8(a)    Leased Real Property
Schedule 4.8(b)    Owned Real Property
Schedule 4.8(f)    Scheduled ROWs Gaps
Schedule 6.7    Purchase Orders

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CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
(Contribution of Permian Gathering System Assets)
THIS CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of March 31, 2020, is made and entered into by and among Delek Big Spring South Mainline, LLC, a Texas limited liability company (“Delek Big Spring South”), Delek Permian Gathering, LLC, a Texas limited liability company (“Delek Permian Gathering”), Delek Big Spring North Gathering, LLC, a Texas limited liability company (“Delek Big Spring North”), Delek Big Spring Gathering, LLC, a Texas limited liability company (“Delek Big Spring Gathering” and, together with Delek Big Spring South, Delek Permian Gathering and Delek Big Spring North, each a “Contributor” and collectively, the “Contributors”), DKL Permian Gathering, LLC, a Texas limited liability company (“DKL PG”), Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership” and, together with DKL PG, each, a “Partnership Party” and collectively, the “Partnership Parties”), and solely for the purposes of Article VIII, Delek US Holdings, Inc., a Delaware corporation (“Delek US”). The Partnership Parties and the Contributors are each sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”
WHEREAS, the Contributors collectively own and operate the Transferred Assets;
WHEREAS, the Transferred Assets are located in Howard, Borden and Martin Counties, Texas or associated with a terminal near Big Spring, Texas, owned and operated by the Affiliates of the Contributors (such terminal and other related assets, the “Big Spring Terminal”);
WHEREAS, the Transferred Assets connect to the Big Spring Terminal and third party connections and provide gathering services which provide the Big Spring Terminal’s access to Hydrocarbons directly from wellheads located in the Permian Basin;
WHEREAS, in connection with the Closing, the Contributors desire to contribute, assign, transfer, convey and deliver the Transferred Assets to DKL PG, and in exchange, the Partnership desires to deliver, or cause to be delivered, to Delek US or its designee(s) the Total Consideration, all in accordance with the terms of this Agreement (the “Transaction”);
WHEREAS,
(a)    the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of Delek Logistics GP, LLC, a Delaware limited liability company (the “ General Partner”), has previously:
(i)    received an opinion (the “Fairness Opinion”) of Robert W. Baird & Co Incorporated, the financial advisor to the Conflicts Committee (the “Financial Advisor”), to the effect that, as of the date of such Fairness Opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Total Consideration to be paid by the Partnership upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements is fair, from a financial point of view, to the Partnership and to the holders of the Partnership’s Common Units (other than the General Partner, Delek US and their respective affiliates) (the “Unaffiliated Unitholders”);
(ii)    after an evaluation of, among other things, the Transaction, the Fairness Opinion, the proposed terms and conditions of this Agreement and the other Transaction Documents (as defined below) and the business and prospects of the Partnership, determined in good faith that the Transaction is in the interests of the Partnership;
(iii)    unanimously approved the Transaction and the Transaction Documents upon the terms and conditions set forth in the Transaction Documents, such approval constituting “Special Approval” for purposes of the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 7, 2012 (as amended to date, the “Partnership Agreement”); and
(iv)    unanimously recommended that the Board of Directors (A) approve the Transaction and the Transaction Documents upon the terms and conditions set forth in the Transaction Documents and (B) cause the Partnership or its designee(s) to enter into the Transaction Documents and consummate the Transaction upon the terms and conditions set forth in the Transaction Documents;
(b)    subsequently, the Board of Directors approved the Transaction, the Transaction Documents and the transactions contemplated thereby upon the terms and conditions set forth in the Transaction Documents; and
WHEREAS, in connection with the Closing of the Transaction, certain of the Parties and/or their Affiliate(s) will enter into the T&D Agreement (as defined herein) which, among other things, will obligate the Partnership Parties and/or their Affiliates to continue to construct and maintain the DPG System as set forth therein; and
WHEREAS, the Parties wish to amend certain provisions of the Omnibus Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Omnibus Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINED TERMS
1.1    Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified.
“Action” means any claim, action, suit, litigation, investigation, inquiry or proceeding by any Person, including any Governmental Authority, or before any court or other Governmental Authority or any arbitration proceeding, of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
“Affiliate” means, with respect to а specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” means (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and the Partnership’s subsidiaries), including each Contributor, on the one hand, and the General Partner, the Partnership and the Partnership’s subsidiaries, including DKL PG, on the other hand, shall not be considered Affiliates of each other.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 3.5.
“Ancillary Documents” means, collectively, the Partnership Ancillary Documents and the Contributor Ancillary Documents.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, code, Permit, Order, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
“Assumed Liabilities” has the meaning set forth in Section 2.4(a).
“Big Spring Terminal” has the meaning set forth in the recitals.
“Bill of Sale” has the meaning set forth in Section 3.2(a).

“Board of Directors” has the meaning set forth in the recitals.
“Books and Records” has the meaning set forth in Section 2.2(e).
“Business Day” means any day, other than Saturday or Sunday, on which banks are open for business in Nashville, Tennessee.
“Cash Consideration” means an amount of cash equal to $100,000,000.
“Claimant” has the meaning set forth in Section 9.5.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Unit” has the meaning set forth in the Partnership Agreement.
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (a) at the time of disclosure is or thereafter becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (b) is developed by the receiving Party without reliance on any Confidential Information or (c) is or was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Conflicts Committee” has the meaning set forth in the recitals.
“Consents” means all notices to, authorizations, consents, waivers, or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, and any notices to, consents, waivers, or approvals of any other third party, in each case that are required by Applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
“Contract” means any written contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase or sales order, binding term sheet, letter of intent or memorandum, binding commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
“Contract Assignments” has the meaning set forth in Section 3.2(h).

“Contributor” and “Contributors” have the meanings set forth in the preamble.
“Contributor Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Contributor, or its respective Affiliates, at the Closing pursuant to Section 3.2 hereof and each other document or Contract entered into by any Contributor, or its respective Affiliates, in connection with this Agreement or the Closing.
“Contributor Indemnified Costs” means any and all damages, losses, Actions, Liabilities, demands, charges, penalties, costs, and expenses (including court costs and reasonable professional fees and expenses incurred in investigating and preparing for any Action) that the Contributor Indemnified Parties incur and that arise out of or relate to (a) any breach of a representation, warranty or covenant of any Partnership Party under this Agreement or any Partnership Ancillary Document, (b) any Assumed Liability, or (c) any amount for which the Partnership Parties are responsible pursuant to Section 3.4. Notwithstanding anything in the foregoing to the contrary, Contributor Indemnified Costs shall exclude any and all Special Damages other than those that are a result of (i) a Third-party Action for Special Damages or (ii) fraud, gross negligence, or willful misconduct of a Partnership Party, its Affiliates, or their respective officers, directors, partners, managers, or employees.
“Contributor Indemnified Parties” means each Contributor and its respective Affiliates, including Delek US, and their respective officers, directors, partners, managers, employees and Affiliated equity holders.
“Contributors’ Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6, and 4.7.
“Deed(s)” has the meaning set forth in Section 3.2(c).
“Delayed Asset” has the meaning set forth in Section 6.5(a).
“Delek Big Spring Gathering” has the meaning set forth in the preamble.
“Delek Big Spring North Gathering” has the meaning set forth in the preamble.
“Delek Big Spring South Mainline” has the meaning set forth in the preamble.
“Delek Permian Gathering” has the meaning set forth in the preamble.
“Delek US” has the meaning set forth in the preamble.
“Delek US Energy” means Delek US Energy, Inc., a Delaware corporation.
“Direct Claim” has the meaning set forth in Section 7.3.
“Dispute” means any and all disputes, Actions, controversies and other matters in question between any Contributor Indemnified Party, on the one hand, and a Partnership Indemnified Party, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
“DKL M&S” has the meaning set forth in Section 4.9.
“DKL PG” has the meaning set forth in the preamble.
“DPG System” means the approximately 200-mile crude oil gathering system (including all pipelines, compressor stations, related facilities and all appurtenances thereto) with approximately 350,000 barrels per day throughput capacity located in the Permian Basin and connecting to the Big Spring Terminal, which is more fully described as set forth on Schedule 1.1(a).
“DPG System Assets” means the DPG System and all furniture, fixtures, equipment, building, structure, improvements and other real, mixed and tangible personal property, whether operational or non-operational, whether owned or leased, including all tubing, pumps, pipes, pipelines, valves, meters, motors, compressors, compression equipment, line fill, scrubbers, spare parts, pipeline markers, vents, measurement telemetry, regulators, gathering lines, fittings, pig launching and receiving equipment, dehydration units, tanks, traps, cathodic protection units, processing and separation facilities, structures and materials (in each case) that is used or held for use by the Contributors in connection with the ownership, operation, construction and maintenance of the DPG System and other Transferred Assets, including those set forth on Schedule 1.1(b).
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Easement” has the meaning set forth in Section 2.2(d).
“Effective Time” has the meaning set forth in Section 3.1.
“Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement or right-of-way, servitude, right of purchase, security interest, deed of trust, conditional sales agreement, encroachment, encumbrance or other defect in title, interest, option, lien, right of first refusal or offer or other preferential right or option, whether or not imposed by operation of Applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.
“Environmental Law” means all Applicable Laws relating to pollution or protection of human health and the environment (including soils, subsurface soils, surface waters, groundwaters or ambient atmosphere) including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, as each has been adopted by the United States and as amended from time to time prior to the Closing Date and other similar environmental and other Applicable Laws of the state or local Governmental Authorities, as each has been amended from time to time prior to the Closing Date.
“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with the applicable Contributor, is, or has been within the past six years, deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended.
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Books and Records” has the meaning set forth in Section 2.2(e).
“Excluded Liabilities” has the meaning set forth in Section 2.4(b).
“Fairness Opinion” has the meaning set forth in the recitals.
“Financial Advisor” has the meaning set forth in the recitals.
“Fundamental Representations” means, collectively, the Partnership Parties’ Fundamental Representations and the Contributors’ Fundamental Representations.
“General Partner” has the meaning set forth in the recitals.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Hazardous Materials” means each substance designated and regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “contaminant” or “toxic substance,” as those terms are defined under or otherwise regulated by, or subject to Liability under, any Environmental Law including petroleum, petroleum byproducts, Hydrocarbons, asbestos, asbestos-containing material, polychlorinated biphenyls, and radioactive materials (whether naturally occurring radioactive material or otherwise).
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and any other liquid or gaseous hydrocarbons and all products refined or separated therefrom.
“Indemnified Costs” means the Partnership Indemnified Costs and the Contributor Indemnified Costs, as applicable.
“Indemnified Party” means the Partnership Indemnified Parties and the Contributor Indemnified Parties, as applicable.
“Indemnifying Party” has the meaning set forth in Section 7.2.

“knowledge of the Contributors” or “Contributors’ knowledge” or any other similar knowledge qualification, means the actual knowledge of any officer of the applicable Contributor(s).
“knowledge of the Partnership Parties” or any other similar knowledge qualification, means the actual knowledge of any officer of the General Partner.
“Leased Real Property” has the meaning set forth in Section 4.8(a).
“Leases” has the meaning set forth in Section 4.8(a).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Material Adverse Effect” means any material adverse change, circumstance, effect or condition in or relating to the Transferred Assets or the assets, financial condition, results of operations, or business of any Person or that materially impedes the ability of any Person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in (a) the Hydrocarbon exploration, production, development, processing, gathering, transportation and/or distribution industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other Hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law); (b) United States or global economic conditions or financial markets in general; or (c) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
“New Common Units” has the meaning set forth in Section 2.5.
“Omnibus Agreement” means that certain Third Amended and Restated Omnibus Agreement entered into and effective as of March 31, 2015, by and among Delek US Energy, Inc. (formerly known as Delek US Holdings, Inc.), Lion Oil Company, Delek Logistics Operating, LLC, Delek Marketing & Supply, LP, Delek Refining, Ltd., the Partnership, Paline Pipeline Company, LLC, SALA Gathering Systems, LLC, Magnolia Pipeline Company, LLC, El Dorado Pipeline Company, LLC, Delek Crude Logistics, LLC, Delek Marketing-Big Sandy, LLC, DKL Transportation, LLC and the General Partner, as amended, supplemented, or restated from time-to-time.
“Omnibus Joinder Agreement” has the meaning assigned to such term in Section 3.2(e).
“Order” means any judgment, order, writ, injunction, decree, settlement agreement, award, ruling, schedule and similar binding legal agreement, in each case to the extent legally enforceable, issued by or entered into with a Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
“Owned Real Property” has the meaning set forth in Section 4.8(b).
“Partnership” has the meaning set forth in the preamble.
“Partnership Agreement” has the meaning set forth in the recitals.
“Partnership Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Partnership Party, or its Affiliates, at the Closing pursuant to Section 3.3 hereof and each other document or Contract entered into by any Partnership Party, or its Affiliates, in connection with this Agreement or the Closing.
“Partnership Indemnified Costs” means any and all damages, losses, Actions, Liabilities, demands, charges, penalties, costs, and expenses (including court costs and reasonable professional fees and expenses incurred in investigating and preparing for any Action) that the Partnership Indemnified Parties incur and that arise out of or relate to (a) any breach of a representation, warranty or covenant of any Contributor under this Agreement or any Contributor Ancillary Document, (b) any Excluded Asset or Excluded Liability, or (c) any amount for which any Contributor is responsible pursuant to Section 3.4. Notwithstanding anything in the foregoing to the contrary, Partnership Indemnified Costs shall exclude any and all Special Damages other than those that are a result of (i) a Third-party Action for Special Damages or (ii) the fraud, gross negligence or willful misconduct of a Contributor, its Affiliates, or their respective officers, directors, partners, managers, and employees.
“Partnership Indemnified Parties” means each Partnership Party and its Affiliates, and their respective officers, directors, partners, managers, employees and Affiliated equity holders.
“Partnership Parties’ Fundamental Representations” means the representations and warranties set forth in Sections 5.1, 5.2, 5.3 and 5.5.
“Partnership Party” and “Partnership Parties” have the meanings set forth in the preamble.
“Party” and “Parties” have the meanings set forth in the preamble.
“Permits” means all permits, licenses, sublicenses, certificates, approvals, identification numbers, consents, exemptions, notices, waivers, variances, franchises, registrations, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.

“Permitted Encumbrances” means (a) liens for taxes not yet due and payable; (b) liens of mechanics, carriers, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; and (c) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the “Prime Rate.”
“Pro-Rated Items” has the meaning set forth in Section 3.4(a).
“Real Property” means the Leased Real Property and the Owned Real Property.
“Receiving Party Personnel” has the meaning set forth in Section 9.6(d).
“Respondent” has the meaning set forth in Section 9.5.
“Restated Omnibus Agreement Schedules” has the meaning set forth in Section 3.2(d).
“Secondment Agreement” has the meaning set forth in Section 3.2(f).
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Special Damages” means any consequential, punitive, special, or exemplary damages, or for loss of profits or revenues.
“T&D Agreement” has the meaning set forth in Section 3.2(a).
“Third-party Action” has the meaning set forth in Section 7.2.
“Total Consideration” has the meaning set forth in Section 2.5.
“Transaction” has the meaning set forth in the recitals.
“Transaction Documents” means this Agreement and the Ancillary Documents.
“Transferred Assets” has the meaning set forth in Section 2.2.
“Transferred Contracts” has the meaning set forth in Section 2.2(c).
“Unaffiliated Unitholders” has the meaning set forth in the Recitals.

ARTICLE II
TRANSFER OF ASSETS AND AGGREGATE CONSIDERATION
2.1    Contribution. Subject to all of the terms and conditions set forth in this Agreement, contemporaneously herewith, the Contributors are contributing, conveying, transferring and assigning the Transferred Assets and Assumed Liabilities to DKL PG, and DKL PG hereby accepts, receives and acquires from the Contributors (i) the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) the Assumed Liabilities.
2.2    Transferred Assets. For purposes of this Agreement, the term “Transferred Assets” shall mean the following assets, properties and rights of the Contributors, other than the Excluded Assets:
(a)    all rights, title, and interest of the Contributors in and to all Real Property together with all buildings, fixtures, signage, and improvements erected or located thereon;
(b)    all rights, title, and interest of the Contributors in and to the DPG System Assets;
(c)    all rights, title and interest of the Contributors, to the extent existing at or accruing after the Effective Time, in, to and under the Contracts listed on Schedule 2.2(c) (the “Transferred Contracts”);
(d)    all of the easements, rights-of-way, servitudes, licenses, surface use agreements, crossing rights and other surface or sub surface interests or rights held by the Contributors to the extent used or held for use in connection with the ownership or operation of the other Transferred Assets or which are required for access to the other Transferred Assets, including those set forth on Schedule 2.2(d), together with all rights, hereditaments, and appurtenances thereto (the “Easements”);
(e)    all of the records and files primarily related to the construction, maintenance or operation of the Transferred Assets, including plans, drawings, instruction manuals, operating and technical data and records, whether computerized or hard copy, tax files, books, records, tax returns and tax work papers, supplier lists, reference catalogs, surveys, engineering statements, maintenance records and studies, environmental records, environmental reporting information, emission data, testing and sampling data and procedures, construction, inspection and operating records, and any and all information necessary to meet compliance obligations with respect to any Applicable Laws, in each case primarily related to the Transferred Assets and existing as of the Closing Date and excluding books and records to the extent relating primarily to the Excluded Assets and Excluded Liabilities (the “Books and Records”; and any records and files related, but not primarily related, to the construction, maintenance or operation of the Transferred Assets, the “Excluded Books and Records”);
(f)    all of the right, title and interest of the Contributors, if any, in and to unexpired warranties and guarantees from third parties that are not Affiliates of the Contributors to the extent related to the Transferred Assets, including warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services; provided, however, that nothing in this paragraph shall be construed as a representation by the Contributors that any such warranty remains in effect or is enforceable;
(g)    all Actions and similar rights against third parties that are not Affiliates of such Contributors (including indemnification and contribution) to the extent related to (i) the ownership, construction, maintenance or operation of the Transferred Assets after the Effective Time or (ii) any damage to the Transferred Assets not repaired prior to the Effective Time, or any portion thereof, if any, including any claims for refunds, prepayments, offsets, recoupment, condemnation awards, judgments and the like, whether received as payment or credit against future Liabilities, in each case to the extent related to the matters covered by clauses (i) or (ii) above; and
(h)    rights, titles, claims and interests of the Contributors or any of their respective Affiliates (i) under any policy or agreement of insurance, (ii) under any bond, (iii) to or under any condemnation damages or awards in regard to any taking or (iv) to any insurance or bond proceeds, as each relates to any Assumed Liabilities.
2.3    Excluded Assets. The Transferred Assets shall not include, and the Contributors reserve and retain, all right, title and interest in and to the following (collectively, the “Excluded Assets”):
(a)    all real property other than the Real Property and Easements;
(b)    all cash, cash equivalents, short-term investments, bank deposits, investment accounts, corporate credit cards and similar items of the Contributors;
(c)    any Contracts other than the Transferred Contracts;
(d)    all inventory, Hydrocarbons, work in process, finished goods, and materials and supplies of every nature used or usable in connection with the manufacture, shipping, storing, advertising or sale of such Hydrocarbons, goods and merchandise, in each case, whether owned by the Contributors, their respective Affiliates or third parties, including raw materials, intermediates, products, byproducts, sludge and wastes that are stored in the DPG System or any other Transferred Assets at or prior to the Effective Time;
(e)    other than as provided in the Omnibus Agreement, the rights of the Contributors to the names “Delek” or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;
(f)    all of the Contributors’ and any of their respective Affiliates’ right, title and interest in and to all accounts receivable, all trade accounts receivable and all notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of sales, services, rentals and other activities arising out of or related to any sale, transfer or other disposition of any Excluded Asset, and any and all such rights evidenced by chattel paper, instruments or documents, in each case, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, including the security arrangements, if any, related thereto, including any rights with respect to any third party collection procedures or any other Actions in connection therewith;
(g)    other than as set forth in Section 2.2(h), rights, titles, claims and interests of the Contributors or any of their respective Affiliates (i) under any policy or agreement of insurance, (ii) under any bond, (iii) to or under any condemnation damages or awards in regard to any taking or (iv) to any insurance or bond proceeds; and
(h)    all Actions and similar rights in favor of the Contributors or any of their respective Affiliates of any kind to the extent relating to (i) the Excluded Assets or (ii) the ownership of the Transferred Assets prior to the Effective Time (other than any damage to the Transferred Assets not repaired prior to the Effective Time).
2.4    Assumed Liabilities; Excluded Liabilities.
(a)    Subject to the terms and conditions set forth herein and except for the Excluded Liabilities, DKL PG shall assume or become obligated with respect to any obligations or Liabilities arising out of or related to the ownership and use of the Transferred Assets by DKL PG or its respective Affiliates, in each case only from and after the Effective Time (the “Assumed Liabilities”).
(b)    No Partnership Party shall assume or become obligated with respect to any obligation or Liability of any nature whatsoever (i) as a result of the transactions contemplated by this Agreement, including any payment obligations of a Contributor (A) due in respect of Permitted Encumbrances that arise prior to the Effective Time, (B) due in respect to any defects or deficiencies in rights granted under any Easement that arise prior to the Effective Time or (C) that arise out of or relate to the Excluded Assets; (ii) arising out of or relating to Hazardous Materials or any Environmental Laws, to the extent relating to or resulting from facts, circumstances, conditions or events occurring or existing prior to the Effective Time with respect to the Transferred Assets and for which DKL PG gives such Contributor written notice prior to the fifth anniversary of the Closing; (iii) arising out of or related to the ownership and use of the Transferred Assets by any Contributor or its Affiliates prior to the Effective Time; (iv) identified on Schedule 2.4(b); or (v) to any employee or related to any employee benefit plan or employment arrangement sponsored, maintained, contributed by or required to be contributed by a Contributor or any ERISA Affiliate, including any Liabilities related to pension plans (all such obligations or Liabilities of any Contributor and its Affiliates, collectively, the “Excluded Liabilities”). All Excluded Liabilities shall remain the sole liabilities of the Contributors.
2.5    Consideration. At the Closing, in consideration (the “Total Consideration”) for the contribution of the Transferred Assets, the Partnership shall: (a) pay, or cause to be paid, to Delek US (or its designee(s)) an aggregate amount of cash equal to the Cash Consideration by wire transfer of immediately available funds to the account(s) specified by Delek US and (b) issue to Delek US Energy (or its designee(s)) 5,000,000 Common Units (the “New Common Units”). The Total Consideration shall be subject to adjustment as provided in Section 3.4 and Section 6.7.

ARTICLE III
CLOSING
3.1    Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties, the closing (the “Closing”) of the transactions contemplated hereby will take place on the date of this Agreement following delivery by the Parties of the closing deliverables set forth in Sections 3.2 and 3.3 and electronic exchange of signature pages by the Parties. The date of the Closing is referred to herein as the “Closing Date” and the Closing is deemed to be effective as of 11:59 p.m., Nashville, Tennessee time, on the Closing Date (the “Effective Time”).
3.2    Deliveries by the Contributors. At the Closing, the Contributors shall deliver, or cause to be delivered, to DKL PG the following:
(a)    A counterpart to the throughput and deficiency agreement in the form mutually agreed upon by the Parties (the “T&D Agreement”), duly executed by the Contributor(s) party thereto or their applicable Affiliates.
(b)    A bill of sale and assignment in the form mutually agreed upon by the Parties (the “Bill of Sale”), duly executed by the Contributors.
(c)    One or more special warranty deeds in form complying with Applicable Law and otherwise satisfactory to DKL PG (the “Deed(s)”), duly executed by the applicable Contributor(s), conveying good and valid title to the Owned Real Property to DKL PG, subject to the Permitted Encumbrances.
(d)    A counterpart of the amended and restated set of schedules to the Omnibus Agreement in the form mutually agreed upon by the Parties (the “Restated Omnibus Agreement Schedules”), duly executed by Delek US and each applicable subsidiary of Delek US, including the applicable Contributors but excluding the General Partner, DKL PG and the Partnership and its subsidiaries.
(e)    A counterpart to the joinder agreement to the Omnibus Agreement in the form mutually agreed upon by the Parties (the “Omnibus Joinder Agreement”), duly executed by Delek US and each applicable subsidiary of Delek US, excluding the Partnership and its subsidiaries.
(f)    A counterpart to a secondment agreement in the form mutually agreed upon by the Parties (the “Secondment Agreement”), duly executed by Delek US Energy.
(g)    All Consents required to be obtained by any Contributor and its respective Affiliates (as listed in Schedule 3.2(f)), in each case, which shall be in full force and effect.
(h)    One or more assignment and assumption agreements in the form satisfactory to DKL PG (the “Contract Assignments”), duly executed by the Contributor(s) party thereto, which provides for the assignment and transfer of the Transferred Contracts, to the extent assignable at the Closing.

(i)    A non-foreign affidavit, executed by each Contributor (or, if a Contributor is a disregarded entity for U.S. federal income tax purposes, by its regarded owner), sworn under penalty of perjury and in form and substance required under Sections 1.1445-2(b)(2)(iv)(B) of the applicable U.S. Treasury regulations stating that such Contributor is not a “foreign person” as defined in the Internal Revenue Code of 1986 Section 1445.
(j)    Evidence in form and substance reasonably satisfactory to DKL PG of the release and termination of all Encumbrances on the Transferred Assets, other than Permitted Encumbrances.
(k)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.
3.3    Deliveries by the Partnership Parties. At the Closing, the Partnership Parties shall deliver, or cause to be delivered, to the Contributors the following:
(a)    The Cash Consideration as provided in Section 2.5.
(b)    The New Common Units, by issuance in book-entry form of such Common Units, to Delek US Energy (or its designee), by instruction to the Partnership’s transfer agent or otherwise.
(c)    A counterpart to the T&D Agreement, duly executed by DKL PG.
(d)    A counterpart to the Bill of Sale, duly executed by DKL PG.
(e)    A counterpart to the Deed(s), duly executed by DKL PG.
(f)    A counterpart of the Restated Omnibus Agreement Schedules, duly executed by the General Partner, DKL PG, the Partnership and its subsidiaries.
(g)    A counterpart to the Omnibus Joinder Agreement, duly executed by DKL PG.
(h)    An amendment to the Partnership Agreement, in the form mutually agreed by the Parties, duly executed by the General Partner.
(i)    A counterpart to the Secondment Agreement, duly executed by the General Partner.
(j)    A counterpart to the Contract Assignments, duly executed by DKL PG.
(k)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

3.4    Prorations; Closing Costs.
(a)    The Contributors shall be responsible for (or entitled to receive, as the case may be) all taxes, rents, prepaid items and other similar items (“Pro-Rated Items”) attributable to the Transferred Assets (for the avoidance of doubt, excluding insurance premiums) for periods prior to the Effective Time, and DKL PG shall be responsible for (or entitled to receive, as the case may be) all Pro-Rated Items for periods after the Effective Time. Pro-Rated Items for periods beginning before and ending after the Effective Time shall be allocated between DKL PG, on the one hand, and the Contributors, on the other hand, in accordance with the provisions of this Section 3.4. The portion of each Pro-Rated Item allocated pursuant to this Section 3.4 to the portion of the applicable period ending at or prior to the Effective Time shall (i) in the case of any franchise taxes, sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any tax based on or measured by income or receipts, be determined on a closing of the books basis, and (ii) in the case of any other Pro-Rated Item, be determined on the basis of the proportional number of days in the relevant determination period for all days through but not including the Closing Date. The prorations shall be paid at Closing by DKL PG to the Contributors (if the prorations result in a net credit to the Contributors) or by the Contributors to DKL PG (if the prorations result in a net credit to DKL PG) by increasing or reducing the funds to be delivered by DKL PG in payment of the Cash Consideration at Closing. If the actual amounts of any items to be prorated are not known as of the Closing Date, then such proration will be made at Closing on the basis of the best evidence then available; as soon as practicable after actual amounts are available, but in no event later than 90 days thereafter, re-prorations will be made on the basis of the actual amounts and a final cash settlement will be made between the Contributors, on the one hand, and DKL PG, on the other hand (which obligation will survive the transfer and conveyance of the Transferred Assets).
(b)    Each of DKL PG, on the one hand, and the Contributors, on the other hand, shall pay and be responsible for 50% of all transfer fees and charges and/or transfer taxes applicable to the transfer of the Transferred Assets pursuant to the transactions contemplated by this Agreement and any sales, use, excise, and any and all other taxes, together with any interest, fines and penalties as a result of the purchase and sale of the Transferred Assets pursuant to the transactions contemplated by this Agreement (which transactions do not, for the avoidance of doubt, include transactions contemplated by Partnership Ancillary Documents or the Contributor Ancillary Documents); provided, however, that (i) the Contributors shall be responsible for their own income taxes in respect of sale of the Transferred Assets pursuant to the transactions contemplated by this Agreement, (ii) the Contributors, on the one hand, and DKL PG, on the other hand, shall each be responsible for their own attorneys’ fees and (iii) the Contributors shall be solely responsible for any costs, fees or charges required to satisfy and discharge of record any Encumbrance affecting the Transferred Assets that is not a Permitted Encumbrance.
3.5    Allocation of Total Consideration. The Contributors and DKL PG agree that the Total Consideration and the Assumed Liabilities (plus other relevant items) shall be allocated among the Transferred Assets for all purposes (including tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by DKL PG and delivered to the Contributors within 90 days following the Closing Date. If the Contributors notify DKL PG in writing that the Contributors object to one or more items reflected in the Allocation Schedule, the Contributors and DKL PG shall negotiate in good faith to resolve such Dispute; provided, however, that if the Contributors and DKL PG are unable to resolve any Dispute with respect to the Allocation Schedule within 30 days following DKL PG’s delivery of the draft Allocation Schedule, such Dispute shall be resolved by the office of a mutually agreeable, impartial, nationally recognized firm of independent certified public accountants appointed by the Contributors and DKL PG. The fees and expenses of such accounting firm shall be borne equally by the Contributors and DKL PG. DKL PG and the Contributors shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Total Consideration pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.
3.6    Reimbursement. If DKL PG, on the one hand, or the Contributors, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid following the receipt of notice thereof and reasonable supporting documentation. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto. Any amount payable pursuant to this Section 3.6 shall be made by wire transfer of immediately available funds to the account specified by DKL PG or a Contributor, as applicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS
The Contributors hereby, jointly and severally, represent and warrant to the Partnership Parties as follows:
4.1    Organization. Each Contributor is a limited liability company duly formed and validly existing, under the Applicable Laws of the State of Texas. The Contributors are duly authorized to conduct business and are in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Contributors have the requisite limited liability company power, as applicable, and authority necessary to carry on their business and to own and use the Transferred Assets owned or operated by them.
4.2    Authorization. Each of the Contributors has the limited liability company power and authority to execute, deliver, and perform this Agreement and the Contributor Ancillary Documents to which such Contributor is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by such Contributor. The execution, delivery, and performance by each of the Contributors of this Agreement and the Contributor Ancillary Documents to which such Contributor is a party, and the consummation by each Contributor of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of such Contributor. This Agreement has been duly executed and delivered by each of the Contributors and constitutes, and each Contributor Ancillary Document executed by a Contributor has been duly executed and delivered by such Contributor and constitutes, a valid and legally binding obligation of such

Contributor, enforceable against such Contributor in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
4.3    No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by each of the Contributors of this Agreement and the Contributor Ancillary Documents to which such Contributor is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provisions of such Contributor’s Organizational Documents, (b) violate any Order or in any material respect any Applicable Law to which such Contributor is subject or to which any Transferred Asset is subject, (c) except as listed in Schedule 4.3, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any Contract to which such Contributor is a party or by which such Contributor is bound that relates to the Transferred Assets, or that could prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Transaction Documents, or (d) result in the creation of any Encumbrances (other than Permitted Encumbrances) on any Transferred Asset. Other than as set forth in Schedule 3.2(f), no Consents are required in connection with the execution, delivery and performance by the Contributors of this Agreement and the Contributor Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.
4.4    Absence of Litigation. Except as set forth on Schedule 4.4, there is no Action pending or, to the knowledge of the Contributors, threatened against the Contributors or any of their respective Affiliates (a) relating to or arising out of the transactions contemplated by this Agreement, the Transaction Documents or the Transferred Assets or (b) which, if adversely determined, would reasonably be expected to materially impair the ability of the Contributors to perform their obligations and agreements under this Agreement or the Contributor Ancillary Documents, and to consummate the transactions contemplated hereby and thereby. To the knowledge of the Contributors, no event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.
4.5    Bankruptcy. There are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar laws with respect to creditors pending against, or, to the knowledge of the Contributors, threatened against the Contributors.
4.6    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Contributors or their respective Affiliates who is entitled to receive from DKL PG any fee or commission in connection with the transactions contemplated by this Agreement.
4.7    Title to Transferred Assets. The Contributors have good and valid title to the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

4.8    Real Property.
(a)    Schedule 4.8(a) sets forth each parcel of real property leased by the Contributors and used in or necessary for the ownership, construction, maintenance and operation of the Transferred Assets as currently operated (together with all rights, title and interest of Contributors in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any Contributor holds any Leased Real Property (collectively, the “Leases”). Except as expressly provided otherwise on Schedule 4.8(a), the Contributors have delivered to DKL PG a true and complete copy of each Lease. With respect to each Lease:
(i)    such Lease is valid, binding, enforceable and in full force and effect, and the Contributor party to such Lease enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)    the Contributor party to such Lease is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the applicable Contributor party to such Lease has paid all rent due and payable under such Lease;
(iii)    the Contributor party to such Lease has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Contributor under any of the Leases and, to the knowledge of such Contributor, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv)    the Contributor party to such Lease has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)    the Contributor party to such Lease has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(b)    Schedule 4.8(b) sets forth each parcel of real property owned by the Contributors and used in or necessary for the ownership, construction, maintenance and operation of the Transferred Assets (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address, location and use. The Contributors have delivered to DKL PG copies of the deeds and other instruments (as recorded) by which the Contributors acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys, in each case to the extent such documents are in the possession and control of the Contributors with respect to such parcel. With respect to each parcel of Owned Real Property (other than Easements):

(i)    the Contributors have good, valid and defensible fee simple title to such property by which the Contributors would be reasonably likely to successfully defend against any adverse claim made by a third party, free and clear of all Encumbrances, except for Permitted Encumbrances;
(ii)    except as set forth on Schedule 4.8(b)(ii), the Contributors have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and
(iii)    to Contributors’ knowledge, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
(c)    Schedule 2.2(d) lists all material Easements. With respect to each Easement:
(i)    the Contributors hold the rights granted to it under the Easements, free and clear of all Encumbrances, other than Permitted Encumbrances.
(ii)    for any easement, the Contributors have a valid easement estate in the real property covered by each easement to which such Contributor(s) is (are) a party;
(iii)    the Contributors own all right, title and interest in the improvements (if any) located on the real property covered by such applicable Easement, in each case subject to the terms of such Contract vesting any Contributor with any right, title or interest in or possession of real property; and
(iv)    None of the Contributors are in default of any Easement, other than any defaults as would not reasonably be expected to result in the loss of any material right under such Easement or adversely affect in any material respect the ability of the Partnership Parties to own and operate the DPG System Assets from and after the Closing in the ordinary course of business as currently conducted by the Contributors. None of the Contributors have received any written notice of any alleged or threatened default or termination, under the terms of any Easement that, in each case, would reasonably be expected to result in a material impairment or loss of title to any of the Easements, other than any such impairments that would not reasonably be expected to adversely affect the ability of the Partnership Parties to own and operate the DPG System Assets from and after the Closing in the ordinary course of business as currently conducted by the Contributors.
(d)    The Contributors have not received any written notice of (i) existing, pending or threatened condemnation proceedings affecting the Real Property or the Easements or (ii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property or the Easements as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(e)    The Real Property and the Easements, together with real property interests owned by Affiliates of the Partnership Parties, constitute all of the real property interests necessary to continue to operate the DPG System Assets in the ordinary course after Closing as currently conducted in all material respects, except, with respect to Easements, for imperfections (including, defects, gaps and irregularities) as would reasonably be anticipated to exist, based on industry practices, at a pipeline facility of the size, age, location and other characteristics of each Contributor’s assets.
(f)    Except as otherwise set forth on Schedule 4.8(f), (i) all pipelines included in the Transferred Assets are located on lands subject to the Easements or on Real Property and (ii) there are no gaps (including any gap arising as a result of any breach by any Contributor of the terms of any such Easements or Real Property) in such Easements or Real Property, other than, as to clause (i) and clause (ii), as could not reasonably be expected to adversely affect in any material respect the ability of the Partnership Parties to own and operate the DPG System Assets from and after the Closing in the ordinary course of business as currently conducted by the Contributors
4.9    Permits. Except where the failure to be in compliance would not have a Material Adverse Effect, Delek Marketing & Supply, LP, a wholly owned subsidiary of the Partnership (“DKL M&S”), has all Permits necessary for the ownership, construction, maintenance and operation of the Transferred Assets at the locations and in the manner operated as of the date hereof. Except where the failure to be in compliance or to be in full force and effect would not have a Material Adverse Effect, to the knowledge of the Contributors, DKL M&S is in compliance with all Permits necessary for the ownership, construction, maintenance and operation of the Transferred Assets, all such Permits are in full force and effect, and there is no Action pending before any Governmental Authority or, to the knowledge of the Contributors, threatened by any Person or any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification of any material Permit.
4.10    Condition of Transferred Assets; Sufficiency of Transferred Assets. The Transferred Assets that are personal property are in good operating condition and repair (normal wear and tear excepted), are free from material defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of material maintenance or repairs except for ordinary routine maintenance and repairs. Subject to the completion of the work contemplated by the purchase orders set forth on Schedule 6.7, the Transferred Assets, together with the rights granted to DKL PG pursuant to the Ancillary Documents, constitute all of the assets and rights necessary to own, construct, maintain and operate the Transferred Assets in a manner consistent with past practice.
4.11    Compliance with Applicable Law. Except where the failure to be in compliance would not have a Material Adverse Effect, with respect to the Transferred Assets, including their construction, maintenance and operation, the Contributors are and have been in compliance with all, and, to the knowledge of the Contributors, are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of any, Applicable Laws (other than Environmental Laws which are the subject of Section 4.12). No event has occurred, and no circumstances exist, that (with or without the passage of time or the giving of notice) would result in a violation of, conflict with, or failure on the part of any Contributor to own and operate the Transferred Assets in material compliance with Applicable Law. The Contributors have disclosed to DKL PG in writing prior to the execution hereof all investigations or notices of any material violations of any Applicable Laws (other than Environmental Laws which are the subject of Section 4.12) received by the Contributors, their respective Affiliates, or their predecessors related to the Transferred Assets within the last three years.
4.12    Compliance with Environmental Law. With respect to the ownership, construction, maintenance and operation of the Transferred Assets, except where the failure to be in compliance would not have a Material Adverse Effect, the Contributors are and have been in compliance with all Environmental Laws and have not received written notice of any investigation or liability (including obligations under any pending Order) under, or violation of, any Environmental Laws. To the Contributors’ knowledge and except as would not be reasonably anticipated to have a Material Adverse Effect, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) would result in a violation of, conflict with, or failure on the part of any Contributor to own and operate the Transferred Assets in compliance with Environmental Law. No Contributor has released Hazardous Materials in, on or under the Transferred Assets in a manner that would reasonably to anticipated to have a Material Adverse Effect.
4.13    Transferred Contracts. Each Transferred Contract is valid and binding on the applicable Contributor party thereto in accordance with its terms and is in full force and effect. None of such Contributors or, to Contributors’ knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Transferred Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Transferred Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Transferred Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to DKL PG.
4.14    Taxes. With respect to any federal, state or local taxes (and interest or penalties with respect to taxes) applicable to the Transferred Assets (or the owner or operator thereof, to the extent attributable to the Transferred Assets), all returns, notices or receipts required to be filed with any Governmental Authority have been timely filed and are true, correct and complete in all material respects.
(a)    Each Contributor has timely paid all material such taxes, interest or penalties that have become due.
(b)    No Governmental Authority has raised any action, suit, proceeding, investigation, audit, dispute or claim concerning any material such taxes, interest or penalties, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation concerning the same.
(c)    None of the Transferred Assets are treated as co-owned or part of a joint venture within the meaning of Code Section 761.

4.15    Connection Agreements. Except for such obligations contemplated by Section 2.3(a) of the T&D Agreement, the Contributors have fully performed their obligations with respect to the construction of receipt points under the Transferred Contracts (other than Easements).
4.16    Accredited Investor. Delek US Energy (or its designees that receive the New Common Units) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and will acquire the New Common Units for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws. Delek US Energy (or its designees that receive the New Common Units) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the New Common Units to be acquired hereby. Delek US Energy (or its designees that receive the New Common Units) agrees and acknowledges that it has received or otherwise has had access to, and has had an opportunity to review, examine and ask questions relating to, such information regarding the Partnership and its business that is necessary for it to make an informed decision regarding the investment in the New Common Units. Delek US Energy (or its designees that receive the New Common Units) acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is registered under applicable federal and state securities laws or is made pursuant to an exemption from registration under any federal or state securities laws.
4.17    Conflicts Committee Matters. The projections and budgets provided by the management of the Contributors to the Conflicts Committee (including those provided to the Financial Advisor) as part of its review in connection with this Agreement and the transactions contemplated hereby were prepared and delivered in good faith and have a reasonable basis and are consistent with the current expectations of the Contributors’ management regarding the Transferred Assets.
4.18    WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE OMNIBUS AGREEMENT AND EXCEPT FOR FRAUD, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE TRANSFERRED ASSETS INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE TRANSFERRED ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE TRANSFERRED ASSETS, (II) THE INCOME TO BE DERIVED FROM THE TRANSFERRED ASSETS, (III) THE SUITABILITY OF THE

TRANSFERRED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY, OR THE LIABILITIES WITH RESPECT TO, THE TRANSFERRED ASSETS OR THEIR OPERATION WITH OR ARISING UNDER ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL PROTECTION, HAZARDOUS MATERIALS OR OTHER POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE TRANSFERRED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT AND EXCEPT FOR FRAUD, EACH OF THE PARTIES ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE TRANSFERRED ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION 4.18. THIS SECTION 4.18 SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 4.18 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND, EXCEPT FOR FRAUD, ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE TRANSFERRED ASSETS THAT MAY ARISE PURSUANT TO APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES
The Partnership Parties hereby, jointly and severally, represent and warrant to the Contributors as follows:
5.1    Organization. Each Partnership Party is a limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the Applicable Laws of the State of Texas or the State of Delaware, as applicable.
5.2    Authorization. Each Partnership Party has the limited liability company or limited partnership power, as the case may be, and authority to execute, deliver, and perform this Agreement and the Partnership Ancillary Documents to which such Partnership Party is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by such Partnership Party. The execution, delivery, and performance by each of the Partnership Parties of this Agreement and the Partnership Ancillary Documents to which such Partnership Party is a party, and the consummation by each Partnership Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company or limited partnership action, as the case may be, of such Partnership Party. This Agreement has been duly executed and delivered by each of the Partnership Parties and constitutes, and each Partnership Ancillary Document executed by a Partnership Party has been duly executed and delivered by such Partnership Party and constitutes, a valid and legally binding obligation of such Partnership Party, enforceable against such Partnership Party in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
5.3    No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by each of the Partnership Parties of this Agreement and any Partnership Ancillary Documents to which such Partnership Party is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provisions of such Partnership Party’s Organizational Documents, (b) violate any Order or in any material respect any Applicable Law to which such Partnership Party is subject or (c) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any Contract to which such Partnership Party is a party or by which such Partnership Party is bound that could prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Transaction Documents. No Consents are required in connection with the execution, delivery and performance by the Partnership Parties of this Agreement and the Partnership Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.
5.4    Absence of Litigation. There is no Action pending or, to the knowledge of the Partnership Parties, threatened against DKL PG or any of its Affiliates (a) relating to or arising out of the transactions contemplated by this Agreement or the Transaction Documents or (b) which, if adversely determined, would reasonably be expected to materially impair the ability of any Partnership Party to perform its obligations and agreements under this Agreement or the Partnership Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.
5.5    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of DKL PG or its Affiliates who is entitled to receive from any Contributor any fee or commission in connection with the transactions contemplated by this Agreement.
5.6    Delivery of Fairness Opinion. The Conflicts Committee has received the Fairness Opinion of the Financial Advisor to the effect that, as of the date of such Fairness Opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Total Consideration to be paid by the Partnership upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements is fair, from a financial point of view, to the Partnership and the Unaffiliated Unitholders.
5.7    Issuance of New Common Units. The New Common Units issued by the Partnership as provided in this Agreement, and the limited partner interests represented thereby, have been duly authorized for issuance in accordance with this Agreement and the Partnership Agreement, and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the DRULPA).
5.8    New Common Units Listed. The New Common Units have been approved for listing on The New York Stock Exchange upon official notice of issuance.
ARTICLE VI
COVENANTS
6.1    Further Assurances. Each Party shall take such further actions, including obtaining Consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Party in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Party with the intended benefits of this Agreement and the Ancillary Documents. Following the Closing, DKL PG, on the one hand, and the Contributors, on the other hand, agree to remit to the other Party or its Affiliates, as applicable, with reasonable promptness, any payments, rebates, bills or other correspondence received on or in respect of, or otherwise relevant to the other Party or its Affiliates including, with respect to DKL PG, the Transferred Assets or, with respect to the Contributors, the Excluded Assets.
6.2    Tax Matters.
(a)    Cooperation. The Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting Party, and to any Governmental Authority responsible for the administration of any tax, all information, records or documents relating to tax liabilities or potential tax liabilities of any Contributor or related to the Transferred Assets for all periods at or prior to the Effective Time and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.
(b)    Tax Treatment.
(i)    Except as otherwise provided in this Section 6.2(b), the Parties acknowledge that the transactions described in this Agreement are properly characterized as transactions described in Sections 721(a) and 731 of the Code, and agree to file all tax returns in a manner consistent with such treatment.

(ii)    The Cash Consideration shall be treated (A) as a “debt-financed transfer” to Delek US Energy under Treasury Regulations Section 1.707-5(b) to the extent the cash is traceable under the principles of Treasury Regulations Section 1.163-8T to Delek US Energy’s allocable share, determined under Treasury Regulations Section 1.707-5(b)(2), of indebtedness of the Partnership, (B) as a reimbursement of Delek US Energy’s preformation expenditures with respect to the Transferred Assets within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable, and (C) as the proceeds of a sale by Delek US Energy of the Transferred Assets to the Partnership to the extent clauses (A) and (B), or any other exceptions to the “disguised sale” rules under Section 707 and the Treasury Regulations thereunder, are inapplicable.
6.3    Cooperation for Litigation and Other Actions. Each Party shall cooperate reasonably with the other Party, at the requesting Party’s expense (but including only out-of-pocket expenses to unaffiliated third parties, photocopying and delivery costs and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any proceedings, tax audits or other disputes involving any of the Parties (other than in connection with Disputes between the Parties).
6.4    Retention of and Access to Books and Records.
(a)    As promptly as practicable and in any event before 30 days after the Closing Date, each Contributor will deliver or cause to be delivered to DKL PG, the Books and Records that are in the possession or control of such Contributor or its Affiliates.
(b)    DKL PG agrees to afford each Contributor and its Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records (to the extent relating to the ownership, construction, maintenance and operation of the Transferred Assets prior to the Effective Time); provided that such access will not be construed to require the disclosure of such Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under Applicable Law. Without limiting the generality of the preceding sentences, DKL PG agrees to provide each Contributor and its Affiliates reasonable access to and the right to make copies of the Books and Records (to the extent relating to the ownership, construction, maintenance and operation of the Transferred Assets prior to the Effective Time) after the Closing for the purposes of assisting such Contributor and its Affiliates (i) in complying with such Contributor’s obligations under this Agreement, (ii) in preparing and delivering any accounting statements provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (iii) in owning or operating the Excluded Assets, (iv) in preparing tax returns, (v) in responding to or disputing any tax audit, (vi) in asserting, defending or otherwise dealing with any Action or Dispute, known or unknown, under this Agreement or with respect to Excluded Assets or (vii) in asserting, defending or otherwise dealing with any Third-party Action by or against such Contributor or its Affiliates relating to the Transferred Assets.

(c)    The Contributors agree to afford DKL PG and its Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Excluded Books and Records (to the extent relating to the ownership, construction, maintenance and operation of the Transferred Assets) at no cost to DKL PG or its Affiliates (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of such Excluded Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under Applicable Law.
6.5    Delayed Assets.
(a)    Notwithstanding anything herein to the contrary, (i) any Transferred Asset, the assignment, transfer, conveyance or delivery of which to DKL PG without a Consent would constitute a breach or other contravention of Applicable Law or the terms of such Transferred Asset, or (ii) any Transferred Asset listed on Schedule 4.8(a), the assignment, transfer, conveyance or delivery of which to DKL PG would be ineffective as a result of required information being missing from the records of Contributors, in each case to the extent not otherwise transferred at Closing (a “Delayed Asset”), shall not be assigned, transferred, conveyed or delivered to DKL PG until such time as such Consent or required information is obtained, at which time such Delayed Asset shall be automatically assigned, transferred, conveyed or delivered without further action on the part of DKL PG or the applicable Contributor unless expressly provided otherwise herein.
(b)    Until such time as such Consent or required information is obtained, (i) each Party (and its applicable subsidiaries and Affiliates) shall use its commercially reasonable efforts to obtain the relevant Consent or required information; provided, that no Party shall be required to pay any monies or give any other consideration in order to obtain any such Consents or required information, (ii) the Contributors shall endeavor to provide DKL PG with the benefits under each Delayed Asset as if such Delayed Asset had been assigned to DKL PG (including by means of any subcontracting, sublicensing or subleasing arrangement), to the extent such is permitted under the applicable Delayed Assets, (iii) the Contributors shall promptly pay over to DKL PG or its subsidiaries payments received by the Contributors after the Closing in respect of all Delayed Assets, and (iv) DKL PG shall be responsible for the Liabilities of the Contributors with respect to such Delayed Asset to the extent arising after the Effective Time. Notwithstanding any other provision in this Agreement to the contrary, following the assignment, transfer, conveyance and delivery of any Delayed Asset, the applicable Delayed Asset shall be treated for all purposes of this Agreement as a Transferred Asset.
(c)    DKL PG hereby agrees that the failure to obtain any such Consent or required information referred to in this Section 6.5 or the failure of any such Delayed Asset to constitute a Transferred Asset or any circumstances resulting therefrom shall not constitute a breach by the Contributors of any representation, warranty, covenant or agreement under this Agreement; provided, however, that any breach by any Contributor of its covenants in this Section 6.5 may constitute a breach under this Agreement. Nothing in this Section 6.5 shall be deemed to constitute an agreement to exclude from the Transferred Assets any such Delayed Asset.

6.6    Bulk Sales Laws. The Parties waive compliance with the provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the contribution of any or all of the Transferred Assets to DKL PG; it being understood that any Liabilities arising out of the failure of the Contributors to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities. For the avoidance of doubt, notwithstanding any bulk sales, bulk transfer, or similar Applicable Laws, the Contributors shall be solely responsible for any taxes arising out of the ownership, construction, maintenance or operation of the Transferred Assets prior to the Effective Time as provided in Section 3.4(a).
6.7    Reimbursement of Certain Capital Expenditures. Following the Closing, the Contributors will reimburse the Partnership Parties, on a dollar-for-dollar basis, by wire transfer of immediately available funds to an account specified by DKL PG promptly upon (but in any event within 30 days of) receipt of an invoice therefor, all capital expenditures incurred by the Partnership Parties or their Affiliates pursuant to the purchase orders set forth on Schedule 6.7 to the extent related to items in connection with the DPG System Assets.
ARTICLE VII
INDEMNIFICATION
7.1    Indemnification of DKL PG and the Contributors. From and after the Closing and subject to the provisions of this Article VII, (a) the Contributors, jointly and severally, agree to pay to, reimburse, indemnify and hold harmless the Partnership Indemnified Parties from and against any and all Partnership Indemnified Costs and (b) DKL PG agrees to pay to, reimburse, indemnify and hold harmless the Contributor Indemnified Parties from and against any and all Contributor Indemnified Costs; provided, that for purposes of this Section 7.1, any breach of each Contributor’s or DKL PG’s representations and warranties or failure to comply with any covenant or agreement and the amount of any Partnership Indemnified Costs or Contributor Indemnified Costs, as applicable, arising from a breach thereof shall be determined without giving effect to any qualification as to materiality or Material Adverse Effect. For the avoidance of doubt, the foregoing indemnification is intended to be in addition to and not in limitation of any indemnification to which the Parties may be entitled under the Ancillary Documents.
7.2    Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to the Contributors or DKL PG, as applicable (the “Indemnifying Party”), of the commencement or assertion of any Action by a third party (collectively, a “Third-party Action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that such Indemnifying Party may have to such Indemnified Party under this Article VII unless and only to the extent that the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third-party Action on such terms as it deems appropriate; provided, however, that:

(a)    the Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third-party Action (provided, however, that the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Third-party Action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third-party Action, (iii) the Indemnified Party shall have reasonably concluded, upon the advice of counsel, that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);
(b)    the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third-party Action or any Liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party;
(c)    the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability in respect of such Third-party Action; and
(d)    the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third-party Action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the Third-party Action seeks an Order or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to Liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)    The Parties shall extend reasonable cooperation in connection with the defense of any Third-party Action pursuant to this Article VII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
7.3    Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.2 because no Third-party Action is involved (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 7.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Indemnified Costs that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
7.4    Limitations. The following provisions of this Section 7.4 shall limit the indemnification obligations hereunder:
(a)    The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article VII unless a written claim for indemnification in accordance with Section 7.2 or Section 7.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Nashville, Tennessee time, on or prior to the first anniversary of the Closing Date; provided, however, that written claims for indemnification (i) for Indemnified Costs arising out of (x) (A) a breach of any Fundamental Representations or (B) an Excluded Asset, an Excluded Liability or any Pro-Rated Item may be made at any time and (y) a breach of the representations and warranties in Section 4.14 may be made at any time prior to the expiration of its survival pursuant to Section 9.12 and (ii) for Indemnified Costs arising out of a breach of any covenant may be made at any time prior to the performance of such covenant according to its terms.
(b)    An Indemnifying Party shall not be obligated to pay for any Indemnified Costs under this Article VII until the amount of all such Indemnified Costs exceeds, in the aggregate, $698,108, in which event Indemnifying Party shall pay or be liable for all such Indemnified Costs from the first dollar. The aggregate liability of an Indemnifying Party under this Article VII shall not exceed $13,962,150. The limitations in the previous two sentences shall not apply to Indemnified Costs to the extent such costs arise out of (i) a breach of any Fundamental Representations, (ii) an Assumed Liability, (iii) an Excluded Liability or any Pro-Rated Item or (iv) breach of any covenant or other agreement of the Indemnifying Party under this Agreement.
(c)    Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, DKL PG’s and the other Partnership Indemnified Parties’ and each Contributor’s and the other Contributor Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article VII. The Parties further acknowledge and agree that the foregoing is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Ancillary Documents. Any indemnification obligation of any Contributor to the Partnership Indemnified Parties on the one hand, or DKL PG to the Contributor Indemnified Parties on the other hand, pursuant to this Article VII shall be reduced by an amount equal to any indemnification recovery by such Indemnified Parties pursuant to the other Ancillary Documents between the Parties to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of the Contributors or DKL PG, respectively, hereunder.
7.5    Payments. Once an Indemnified Cost is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such agreement or final adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 10 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final adjudication to and including the date such payment has been made at a rate per annum equal to the Prime Rate plus 2%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
7.6    Tax Related Adjustments. Each Contributor and DKL PG agree that any payment of Indemnified Costs and any payments pursuant to Section 3.4 and Section 6.7 made hereunder will be treated by the Parties to the extent allowed by Applicable Law, on their tax returns as an adjustment to the Total Consideration.
7.7    Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate.
ARTICLE VIII
LIMITED GUARANTY
8.1    Limited Guaranty by Delek US. Delek US hereby unconditionally and irrevocably guarantees to DKL PG the due and punctual payment of all payment obligations of the Contributors insofar as such payment obligations relate to the indemnification under Article VII. In the case of the failure of the Contributors to make any such payment as and when due, Delek US hereby agrees to make such payment or cause such payment to be made, promptly upon written demand by DKL PG to Delek US, but any delay in providing such notice shall not under any circumstances reduce the liability of Delek US or operate as a waiver of DKL PG’s right to demand payment.

ARTICLE IX
MISCELLANEOUS
9.1    Expenses. Except as provided in Section 3.4 of this Agreement, or as provided in the Ancillary Documents, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby and the Ancillary Agreements shall be borne solely and entirely by the Party which has incurred such expense. For the avoidance of doubt, DKL PG shall be responsible for all costs and expenses (including attorneys’ fees and expenses) incurred by the Conflicts Committee in connection with this Agreement and the transactions contemplated herein. Except as this Agreement otherwise provides, the Contributors shall each be responsible for 100% of the payment of the aggregate costs associated with obtaining the Consents necessary to effect the transfer of the Transferred Assets to DKL PG as contemplated herein.
9.2    Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system, sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by e-mail of a PDF document. All notices will be addressed to the Parties at the respective addresses as follows:
if to the Contributors:
c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: Chief Executive Officer
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

with a copy, which shall not constitute notice, to:

c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

if to the Partnership Parties:
c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: Chief Executive Officer

Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

with a copy, which shall not constitute notice, to:

c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.
9.3    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof in accordance with this Section 9.3, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
9.4    Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
9.5    Arbitration Provision. Any and all Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 9.5 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 9.5 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by а Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select а third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of any Contributor, DKL PG or any of their respective Affiliates and (b) have not less than seven years’ experience of in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Each Contributor, DKL PG and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. The arbitrators shall have no right to grant or award Special Damages in favor of the Contributors, on the one hand (except to the extent such Special Damages (i) are awarded to a third-party or (ii) are the result of the gross negligence or willful misconduct of DKL PG), or DKL PG, on the other hand (except to the extent such Special Damages (x) are awarded to a third-party, or (y) are the result of the fraud, gross negligence or willful misconduct of any Contributor).
9.6    Confidentiality.
(a)    Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 9.6. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(b)    Required Disclosure. Notwithstanding Section 9.6(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 9.6, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement and will be required to abide by the terms thereof; provided, however, that the receiving party will remain liable for any unauthorized disclosure of Confidential Information by Receiving Party Personnel. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)    Survival. The obligation of confidentiality under this Section 9.6 shall survive the termination of this Agreement for a period of two years.
9.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties with respect to Article VII) any rights or remedies of any nature whatsoever under or by reason of this Agreement.
9.8    Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party hereto.
9.9    Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or portable document format (pdf)), will be deemed original but all of which together will constitute one and the same instrument.
9.10    Integration. This Agreement, the schedules hereto, the Ancillary Documents and the Omnibus Agreement supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matters. All schedules referred to herein are intended to be and hereby are specifically made part of this Agreement. This Agreement, the schedules hereto, the Ancillary Documents and the Omnibus Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Ancillary Documents or the Omnibus Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement, the Ancillary Documents or the Omnibus Agreement.

9.11    Amendment; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties and approved by the Conflicts Committee. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
9.12    Survival of Representations and Warranties and Covenants. (a) The Fundamental Representations shall survive the Closing indefinitely, (b) the representations and warranties in Section 4.14 shall survive the Closing until the date that is 60 days after the applicable statute of limitations with respect thereto (taking into account any extension or waiver thereof), (c) all other representations and warranties in this Agreement shall survive the Closing until 5:00 p.m., Nashville, Tennessee time, on the first anniversary of the Closing Date, and (d) the covenants set forth in this Agreement shall survive until fully performed in accordance with their terms; provided, however, that any representation and warranty that is the subject of a claim for indemnification hereunder which claim was timely made pursuant to Section 7.4(a) shall survive with respect to such claim until such claim is finally paid or adjudicated.
ARTICLE X
INTERPRETATION
10.1    Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
(a)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(b)    the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions;
(c)    a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(d)    if there is any conflict or inconsistency between the main body of this Agreement and any Schedule, the provisions of the main body of this Agreement shall prevail;
(e)    the term “cost” includes expense and the term “expense” includes cost;

(f)    the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
(g)    the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such schedule;
(h)    any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
(i)    currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(j)    unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;
(k)    unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively; and
(l)    if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
10.2    References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” or “Schedule” shall be to an Article, Section, subsection or schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties and Delek US have executed this Agreement as of the date first set forth above.
PARTNERSHIP PARTIES:
DELEK LOGISTICS PARTNERS, LP
By:     Delek Logistics GP, LLC
its general partner
By: /s/ Odely Sakazi
Name: Odely Sakazi
Title: Senior Vice President

By: /s/ Regina B. Jones
Name: Regina B. Jones
Title: Executive Vice President and General
Counsel
DKL PERMIAN GATHERING, LLC
By: /s/ Odely Sakazi
Name: Odely Sakazi
Title: Senior Vice President

By: /s/ Regina B. Jones
Name: Regina B. Jones
Title: Executive Vice President and General
Counsel

[Signature Page to Contribution, Conveyance and Assumption Agreement]

CONTRIBUTORS:

DELEK BIG SPRING SOUTH MAINLINE, LLC
By: /s/ Frederec Green
Name: Frederec Green
Title: Executive Vice President and Chief
Operating Officer
By: /s/ Avigal Soreq
Name: Avigal Soreq
Title: Executive Vice President and Chief
Commercial Officer

DELEK PERMIAN GATHERING, LLC
By: /s/ Frederec Green
Name: Frederec Green
Title: Executive Vice President and Chief
Operating Officer
By: /s/ Avigal Soreq
Name: Avigal Soreq
Title: Executive Vice President and Chief
Commercial Officer

DELEK BIG SPRING GATHERING, LLC
By: /s/ Frederec Green
Name: Frederec Green
Title: Executive Vice President and Chief
Operating Officer

[Signature Page to Contribution, Conveyance and Assumption Agreement]

By: /s/ Avigal Soreq
Name: Avigal Soreq
Title: Executive Vice President and Chief
Commercial Officer

DELEK BIG SPRING NORTH GATHERING, LLC
By: /s/ Frederec Green
Name: Frederec Green
Title: Executive Vice President and Chief
Operating Officer
By: /s/ Avigal Soreq
Name: Avigal Soreq
Title: Executive Vice President and Chief
Commercial Officer

[Signature Page to Contribution, Conveyance and Assumption Agreement]

GUARANTOR:
DELEK US HOLDINGS, INC.
By: /s/ Frederec Green
Name: Frederec Green
Title: Executive Vice President and Chief
Operating Officer
By: /s/ Avigal Soreq
Name: Avigal Soreq
Title: Executive Vice President and Chief
Commercial Officer

[Signature Page to Contribution, Conveyance and Assumption Agreement]

Schedule 1.1(a)
Description of DPG System

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 1.1(b)
DPG System Assets

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 2.2(c)
Transferred Contracts

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 2.2(d)
Easements

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 2.4(b)

Excluded Liabilities

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 3.2(f)
Consents

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 4.3

No Conflicts

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 4.4

Litigation

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 4.8(a)
Leased Real Property

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 4.8(b)
Owned Real Property

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 4.8(f)
ROW Gaps

[Schedules to Contribution, Conveyance and Assumption Agreement]

Schedule 6.7
Purchase Orders

[Schedules to Contribution, Conveyance and Assumption Agreement]